Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-78295, 333-48154, 333-48156, 333-65130, 333-83818, 333-99385, 333-113738 and 333-136549 on Form S-8 of our report dated March 24, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143, effective December 25, 2005), appearing in this Annual Report on Form 10-K of BUCA, Inc. and subsidiaries for the fiscal year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 13, 2007